EXHIBIT 99.1

Contact:

Insignia Systems, Inc.
Investor Relations
(763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES 2015 THIRD QUARTER AND

NINE MONTH FINANCIAL RESULTS

Overview

•            Q3 2015 net sales increased 0.4% to $7,548,000 from $7,520,000 in Q3 2014.

•            Q3 2015 operating income of $924,000 compared to $838,000 in Q3 2014.

•            Q3 2015 net income of $561,000, or $0.05 per basic and diluted share, compared to net income of $424,000, or $0.03 per basic and diluted share, in Q3 2014.

•            Total cash, cash equivalents and short-term debt security investments of $19,005,000 as of September 30, 2015, compared to $16,935,000 as of December 31, 2014.

MINNEAPOLIS, MN — October 28, 2015 — Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia” or “the Company”) today reported financial results for the three (“Q3”) and nine months ended September 30, 2015, as compared to Q3 and nine months ended September 30, 2014.

Insignia’s President and CFO John Gonsior commented, “Our core business continues to show modest growth in both the top line and bottom line through nine months in 2015 compared to the first nine months of 2014, driven by increases in both POPS and Legacy revenue. Our third quarter profitability was strong and resulted in $.05 of EPS, compared to $.03 in the prior year. Current POPS bookings for Q4 2015 are approximately $6.8 million, compared to $5.2 million for Q4 2014 one year ago. While we are pleased with our third quarter performance and fourth quarter bookings, we continue to face growing marketplace pressures, which underscores our focus on near-term product diversification efforts.

“We have begun a focused effort on expanding our product portfolio in a way that both supports and complements our existing product lines. Our first step in this direction is our pilot of The Like MachineTM, and as we have begun expanding that pilot into higher-traffic stores, consumer engagement with this product continues has grown. While we believe that our core products are crucial for providing a return on our business, our primary growth opportunities are tied to expanded offerings.”

Q3 2015 Results

Q3 2015 total net sales increased 0.4% to $7,548,000 from $7,520,000 in Q3 2014, mainly due to our legacy product revenues. An 8.2% increase in our legacy product sales revenues to $450,000 from $416,000 in Q3 2014 was partially offset by a nominal decline in service revenues to $7,098,000 from $7,104,000 in Q3 2014.

Gross profit in Q3 2015 decreased to $3,499,000, or 46.3% of total net sales, from $3,709,000, or 49.3% of total net sales, in Q3 2014. The decrease was primarily due to a decrease in the average price per POPS sign in the 2015 period, as well as costs associated with the launch of The Like Machine.

Selling expenses in Q3 2015 were $962,000, or 12.7% of total net sales, as compared to $1,433,000, or 19.1% of total net sales in Q3 2014. The decrease in the 2015 period was primarily due to decreased staffing and staffing-related costs.

Marketing expenses in Q3 2015 were $468,000, or 6.2% of total net sales, as compared to $416,000, or 5.5% of total net sales in Q3 2014. Increased marketing expense was primarily the result of staffing-related costs.

General and administrative expenses in Q3 2015 increased to $1,145,000, or 15.1% of total net sales, from $1,022,000, or 13.6% of total net sales, in Q3 2014. The increase was primarily due to costs associated with the resignation of the Company’s Chief Executive Officer, partially offset by decreased staffing and legal costs.

Operating income for Q3 2015 increased to $924,000 from $838,000 in Q3 2014.

Income tax expense for Q3 2015 was 40.5% of pretax income, or $382,000, compared to income tax expense of 50.2% of pretax income, or $427,000, in Q3 2014. Tax expense will vary between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, net income for Q3 2015 increased to $561,000, or $0.05 per basic and diluted share, from net income of $424,000, or $0.03 per basic and diluted share, in Q3 2014.

Mr. Gonsior concluded, “As of September 30, 2015, our balance sheet remains strong with $19.0 million of cash, cash equivalents and short-term debt security investments, up from cash, cash equivalents and short-term debt security investments of $16.9 million as of December 31, 2014. As of September 30, 2015, we had $21.1 million in working capital, compared to working capital of $20.7 million as of December 31, 2014.”

Share Repurchase Plan

As previously announced, Insignia’s Board of Directors approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions until December 3, 2015. During Q3 2015, the Company purchased approximately 577,000 shares at an average price of $2.59.

Conference Call

Insignia’s management team will host a conference call today at 4:00 pm CT / 5:00 pm ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 201-689-8029, or 877-407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.  Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to investorrelations@insigniasystems.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted.  Please go to the website 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a developer and marketer of innovative in-store products, programs and services that help consumer goods manufacturers and retail partners drive sales at the point of purchase. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 2,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft Foods, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release or the subsequent conference call which are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Statements made in this press release (or during the conference call referred to herein) by the Company’s management team, regarding, for instance: current expectations as to future financial performance; our ability to achieve revenue growth, cost improvements and profitability; current sales trends with consumer packaged goods manufacturers; the expected addition of retailers and the ability to increase revenue; continued stability of our business relationship with News America; our ability to develop and successfully implement new products to diversify our business and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement, or termination of the Company’s relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2015; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Total net sales	$7,548,000	$7,520,000	$20,762,000	$20,267,000
Cost of sales	4,049,000	3,811,000	11,475,000	10,972,000
Gross profit	3,499,000	3,709,000	9,287,000	9,295,000
Operating expenses:
Selling	962,000	1,433,000	3,451,000	4,160,000
Marketing	468,000	416,000	1,254,000	978,000
General and administrative	1,145,000	1,022,000	3,110,000	3,040,000

Operating income	924,000	838,000	1,472,000	1,117,000
Other income, net	19,000	13,000	56,000	25,000

Income before taxes	943,000	851,000	1,528,000	1,142,000
Income tax expense	382,000	427,000	621,000	533,000

Net income	561,000	424,000	907,000	609,000

Other comprehensive income (loss) net of tax	—	(4,000)	7,000	(4,000)

Comprehensive income	$561,000	$420,000	$914,000	$605,000

Net income per share:
Basic	$0.05	$0.03	$0.07	$0.05
Diluted	$0.05	$0.03	$0.07	$0.05

Shares used in calculation of net income per share:
Basic	12,107,000	12,593,000	12,177,000	12,767,000
Diluted	12,241,000	12,824,000	12,351,000	13,003,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2015	2014

Cash and cash equivalents	$9,095,000	$7,237,000
Investments	9,910,000	9,698,000
Working capital	21,077,000	20,744,000
Total assets	30,943,000	30,527,000
Total liabilities	6,765,000	5,968,000
Shareholders’ equity	24,178,000	24,559,000